SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549

                            FORM 8-K

                         CURRENT REPORT
             PURSUANT TO SECTION 13 OR 15(d) OF THE
                 SECURITIES EXCHANGE ACT OF 1934



Date of Report (Date of earliest event reported):  April 16, 1996



                   PHP HEALTHCARE CORPORATION
     ______________________________________________________
     (Exact name of Registrant as specified in its charter)



State or other jurisdiction of incorporation:  Delaware

Commission File No.:  0-16235

I.R.S. Employer Identification No.:  54-1023168

Address of principal executive offices: 11440 Commerce Park Drive
                                        Reston, VA  22091

Registrant's telephone number, including area code:  (703) 758-3600

Former name or former address, if changed since last report:
  Not applicable






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                     Exhibit Index at Page 4

ITEM 5.  OTHER EVENTS.

     PHP Healthcare Corporation ("PHP" or the "Company") has entered into a non-binding letter of intent with Blue Cross and Blue Shield of New Jersey, Inc. ("BCBSNJ") to acquire from BCBSNJ the ten primary care facilities which PHP designed and built, and is currently managing, for BCBSNJ.

     Under the letter of intent, PHP would acquire the health centers' assets for up to $33 million in cash. The Company expects the health centers to serve as the cornerstone of its new generation of integrated systems of care (ISOC). The ISOC would operate on a non-exclusive basis as a participating provider network of BCBSNJ, HMO Blue and other third party payers. The ISOC is expected to resemble other networks to be managed by PHP as presently contemplated in Connecticut, Georgia and Florida, which are intended to align the Company with local hospital and physician partners. PHP and BCBSNJ/HMO Blue expect to enter into provider agreements giving favorable pricing to the BCBSNJ/HMO Blue managed care products.

     Completion of the transaction is subject to, among other things, the completion of due diligence, the execution of definitive agreements and the receipt of all necessary consents and approvals. Although the parties intend to complete the transaction by June 30, 1996, there can be no assurance as to when or if the contemplated transaction will be completed.

     A copy of the press release issued by the Company on April
25, 1996 is attached hereto as Exhibit 99.1.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

     (c) Exhibits. The following exhibits are furnished as part of this report.



Exhibit                Description

  99.1      Press Release dated April 25, 1996.










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
                           SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              PHP HEALTHCARE CORPORATION



                              By:  /s/Anthony M. Picini
                                   _______________________
                                   Name: Anthony M. Picini
                                   Title:  Senior Vice President and
                                            Chief Financial Officer


Dated:  April 26, 1996






















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
                          EXHIBIT INDEX




Exhibit                Description

  99.1      Press Release dated April 25, 1996.
























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